As filed with the Securities and Exchange Commission on August 14, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OSTEOTECH, INC.
(Exact name of registrant as specified in charter)

Delaware	13-3357370
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)
51 James Way
Eatontown, NJ 07724
(732) 542-2800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

1991 Independent Directors Stock Option Plan
(Full title of the Plan)

Mark H. Burroughs
Executive Vice President,
Chief Financial Officer
51 James Way
Eatontown, NJ 07724
(732) 542-2800
(Name, address including zip code, and telephone number, including area code, of agent for service)

COPIES TO:
Kevin T. Collins, Esq.
Heller Ehrman LLP
7 Times Square
New York, NY 10036

Calculation Of Registration Fee

Title of each class of securities to	Amount to be	Proposed maximum offering	Proposed maximum aggregate	Amount of
be registered	registered (1)	price per unit (2)	offering price (1)	registration fee
Common Stock, par value $0.01	168,750	$5.83	$983,812.50	$30.20

(1)	This registration statement registers an additional 168,750 shares of common stock that are issuable pursuant to outstanding options granted under the Registrant’s 1991 Independent Directors Stock Option Plan, plus an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of computing the amount of the registration fee based on the average of the high and low price of the common stock as reported on the Nasdaq Global Market on August 10, 2007 pursuant to Rule 457(c) and Rule 457(h)(1).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a)PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.
PART II
Information Required In The Registration Statement
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by Osteotech, Inc. (the “Company”), are incorporated in this Registration Statement:
     1. Our Annual Report on Form 10-K for the year ended December 31, 2006.
     2. All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal period covered by the Annual Report referred to in (1) above.
     3. The description of our common stock in our Registration Statement on Form 8-A filed with the Commission on May 10, 1991, including any amendment or report filed for the purpose of updating such information.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 102(b)(7) of the General Corporation Law of the State of Delaware (“DGCL”) enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director’s fiduciary duty of care. Article 10 of the Company’s Certificate of Incorporation, as authorized by Section 102(b)(7), provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, provided, however, that nothing contained in such article shall eliminate the liability of a director (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

     The Certificate of Incorporation and By-Laws of the Company provide for indemnification of the Company’s officers and directors to the fullest extent permitted by the DGCL.
     All of the Company’s officers and directors have entered into identical indemnification agreements with the Company which provide for the indemnification of the Company’s officers and directors to the fullest extent permitted by the DGCL.
     Additionally, the Company maintains a policy of liability insurance to insure its officers and directors against losses resulting from wrongful acts committed by them in their capacities as officers and directors of the Company, including liabilities arising under applicable securities laws.
     Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
     Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
     Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified parry may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under Section 145.
Item 7. Exemption from Registration Claimed.
     Not applicable
Item 8. Exhibits.

Exhibit
Number	Description of Exhibit

4.1	Amended and Restated Rights Agreement*

5.1	Opinion of Heller Ehrman LLP

10.1	1991 Independent Directors Stock Option Plan, as amended

23.1	Consent of BDO Seidman, LLP

Exhibit
Number	Description of Exhibit

23.2	Consent of PricewaterhouseCoopers, LLP

23.3	Consent of Heller Ehrman LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page to this registration statement)

*	Previously filed; incorporated herein by reference
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eatontown, State of New Jersey, on August 14, 2007.

OSTEOTECH, INC.
By:	/s/ Sam Owusu-Akyaw
Sam Owusu-Akyaw
President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, Sam Owusu-Akyaw and Mark H. Burroughs, and each of them, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all Registration Statements filed pursuant to Rule 462 under the Securities Act of 1933, in connection with or related to the Offering contemplated by this Registration Statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Sam Owusu-Akyaw Sam Owusu-Akyaw	President and Chief Executive Officer (Principal Executive Officer)	August 14, 2007

/s/ Mark H. Burroughs Mark H. Burroughs	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 14, 2007

/s/ Kenneth P. Fallon, III Kenneth P. Fallon, III	Chairman of the Board of Directors	August 14, 2007

/s/ Robert W. Gunn Robert W. Gunn	Director	August 14, 2007

/s/ Stephen S. Galliker Stephen S. Galliker	Director	August 14, 2007

/s/ Robert J. Palmisano Robert J. Palmisano	Director	August 14, 2007

/s/ James M. Shannon James M. Shannon	Director	August 14, 2007

OSTEOTECH, INC.
INDEX TO EXHIBITS

Exhibit
Number

4.1	Amended and Restated Rights Agreement*

5.1	Opinion of Heller Ehrman LLP

10.1	1991 Independent Directors Stock Option Plan, as amended

23.1	Consent of BDO Seidman, LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Heller Ehrman LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page to this registration statement)

*	Previously filed; incorporated herein by reference